Exhibit 10.1.1

XO COMMUNICATIONS, INC.
2002 STOCK INCENTIVE PLAN

     SECTION 1. Purpose. The purpose of this 2002 Stock Incentive Plan (this “Plan”) is to provide a means whereby XO Communications, Inc. (the “Company”) or any parent or subsidiary of the Company, as defined in Subsection 5.8 (the “related entities”), may continue to attract, motivate and retain selected employees, officers and independent contractors who can materially contribute to the Company’s growth and success, and to encourage stock ownership in the Company through the grant of (i) incentive stock options, (ii) nonqualified stock options and (iii) shares of restricted stock (or any combination thereof) (each, an “award”) with respect to the Common Stock of the Company (as defined in Section 3), so that such key employees and other persons and entities will more closely identify their interests with those of the Company and its stockholders.

     SECTION 2. Administration. This Plan shall be administered by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), unless (a) the Board shall resolve to administer this Plan itself or shall not have appointed, or revoked the appointment of, the Compensation Committee, in which case the Board shall administer the Plan or (b) the Board shall appoint or authorize another committee of the Board to administer this Plan, in which case such committee shall administer the Plan. The administrator of this Plan shall hereinafter be referred to as the “Plan Administrator.”

                 2.1. Procedures. The Board may designate one of the members of the Plan Administrator as chairperson. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.

                 2.2. Responsibilities. Except for the terms and conditions explicitly required in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the awards to be granted under this Plan, including selection of the individuals to be granted awards, the number of shares to be subject to each award, the exercise price, and all other terms and conditions of the awards. Grants under this Plan need not be identical in any respect, even when made simultaneously. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any award issued under this Plan, or of any rule or regulation promulgated in connection with this Plan, shall be conclusive and binding on all interested parties, so long as such interpretation and construction with respect to incentive stock options correspond to the requirements of Section 422 of the Internal Revenue Code (the “Code”), as amended, and the regulations thereunder.

                 2.3. Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that this Plan, and awards granted under this Plan, comply in all respects with Rule

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16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Section, the provision shall be deemed null and void, and in all events this Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning other Plan participants.

     SECTION 3. Stock Subject to This Plan. The stock subject to this Plan shall be the Company’s Common Stock (the “Common Stock”), authorized but unissued or held or subsequently acquired by the Company as treasury shares. Subject to adjustment as provided in Section 7 of this Plan, the aggregate amount of Common Stock to be delivered pursuant to all awards granted under this Plan shall not exceed 17,590,020 shares of Common Stock (the “Plan Maximum”). If any award granted under this Plan expires or is surrendered, canceled, terminated or exchanged for another award for any reason without having vested or having been exercised in full, as applicable, the undistributed shares subject to such expired, surrendered, canceled, terminated or exchanged award shall again be available for purposes of this Plan, including use as replacement awards that may be granted in exchange for such surrendered, canceled or terminated awards.

     SECTION 4. Eligibility. An incentive stock option may be granted only to an individual who, at the time the option is granted, is an employee of the Company (or a corporate related entity, as described in Section 5.8) and who the Plan Administrator may from time to time select for participation in this Plan. Members of the Board shall not be eligible for grants of incentive stock options unless they are also employees of the Company. At the discretion of the Plan Administrator, employees and independent contractors of the Company (including nonemployee directors) or any related entity may receive awards of nonqualified stock options and restricted stock. Notwithstanding anything to the contrary herein, the maximum number of shares of Common Stock with respect to which options may be granted to any individual in any calendar year shall not exceed the Plan Maximum, as such number may change from time to time. Any party to whom an option is granted under this Plan shall be referred to in this Plan as an “Optionee.” Any party to whom an award of restricted stock is granted under this Plan shall be referred to in this Plan as a “Holder”.

     SECTION 5. Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements that contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and which are not inconsistent with this Plan. Notwithstanding the foregoing, options shall include or incorporate by reference the following terms and conditions:

                 5.1. Number of Shares. The maximum number of shares that may be purchased pursuant to the exercise of each option shall be as established by the Plan Administrator.

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                 5.2. Price of Shares. The price per share at which each option is exercisable (the “exercise price”) shall be as established by the Plan Administrator, provided that the Plan Administrator shall act in good faith to establish the exercise price as follows:

                       5.2.1. Incentive Stock Options and Nonqualified Stock Options. With respect to incentive stock options intended to qualify under Section 422 of the Code, and subject to Subsection 5.2.2 below, the per share exercise price shall be not less than the fair market value of one share of the Common Stock at the time the option is granted, except with respect to the substitution of a new option for an old option, or an assumption of an old option, in accordance with Code Section 424(a). With respect to nonqualified stock options, the exercise price shall be the amount set by the Plan Administrator; provided, however, that the exercise price of the nonqualified stock options to be granted on or following the Company’s reorganization under chapter 11 of the Bankruptcy Code presided over by the United States Bankruptcy Court for the Southern District of New York (the “Plan of Reorganization”) covering 12,199,820 shares of Common Stock (the “Bankruptcy Options”) shall have an exercise price no less than that allowed under the Plan of Reorganization, based upon the post-rights offering equity value ($475 million plus the amount subscribed to in the rights offering) of the Company assumed in connection with the Plan of Reorganization. Notwithstanding the foregoing, to the degree that any of the Bankruptcy Options are forfeited, such that the underlying shares are again available for issuance pursuant to awards under the Plan, the exercise price for any future nonqualified stock options relating to such forfeited shares shall be the amount set by the Plan Administrator without the price limitation set forth in the immediately preceding sentence.

                       5.2.2. Incentive Stock Options to Greater than 10% Shareholders. With respect to incentive stock options granted to greater than 10% shareholders of the Company, the exercise price shall be as required by Section 6.

                       5.2.3. Fair Market Value. The fair market value per share of the Common Stock for the purpose of determining the exercise price under this Section 5.2 shall be determined as follows:

                       (a) if the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on such system or exchange for the last market trading date prior to the time of determination as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable;

                       (b) if the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value shall be the mean between the high and low asked prices for the Common Stock on the last market trading date prior to the day of determination, as reported in The Wall Street Journal or such other source as the Plan

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Administrator deems reliable; or

                       (c) In the absence of an established market for the Common Stock, fair market value shall be determined by the Plan Administrator in good faith at the time the option is granted.

                 5.3. Term, Maturity and Exercisability. Subject to the restrictions contained in Section 6 with respect to granting incentive stock options to greater than 10% shareholders of the Company, the term of each stock option shall be 10 years from the date it is granted unless a shorter period of time is established by the Plan Administrator, but in no event shall the term of any incentive stock option exceed 10 years. Options shall have such vesting and exercisability conditions as shall be determined by the Plan Administrator, in its sole discretion, and set forth in the written agreement evidencing such subsequent grant.

                 5.4. Exercise. Subject to the vesting schedule as determined by the Plan Administrator, if any, and to any additional holding period required by applicable law, each option may be exercised in whole or in part; provided, however, that only whole shares will be issued pursuant to the exercise of any option. During an Optionee’s lifetime, any stock options granted under this Plan are personal to him or her and are exercisable solely by such Optionee, except as provided in Section 5.7. Options shall be exercised by delivery to the Company of notice of the number of shares with respect to which the option is exercised, together with payment of the exercise price.

                 5.5. Payment of Exercise Price. Payment of the option exercise price shall be made in full at the time the notice of exercise of the option is delivered to the Company and shall be in cash, bank certified or cashier’s check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased.

                 The Plan Administrator can determine at the time the option is granted for incentive stock options, or at any time before exercise for nonqualified stock options, that additional forms of payment will be permitted, including installment payments on such terms and over such period as the Plan Administrator may determine in its discretion. To the extent permitted by the Plan Administrator in its sole discretion, and if permitted by applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations and state corporate law), an option may be exercised by:

                 (a) delivery of shares of stock of the Company held by an Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator;

                 (b) delivery of a full-recourse promissory note executed by the Optionee, provided that (i) such note delivered in connection with an incentive stock option shall, and such note delivered in connection with a nonqualified stock option may, in the sole discretion of the Plan Administrator, bear interest at a rate specified by the Plan Administrator but in no case

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less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes; (ii) the Plan Administrator in its sole discretion shall specify the term and other provisions of such note at the time an incentive stock option is granted or at any time prior to exercise of a nonqualified stock option; (iii) the Plan Administrator may require that the Optionee pledge the Optionee’s shares to the Company for the purpose of securing the payment of such note and may require that the certificate representing such shares be held in escrow in order to perfect the Company’s security interest; (iv) the note provides that 90 days following the Optionee’s termination of employment with the Company or a related entity, the entire outstanding balance under the note shall become due and payable, if not previously due and payable; and (v) the Plan Administrator in its sole discretion may at any time restrict or rescind this right upon notification to the Optionee; or

                 (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state or local withholding tax obligations that may arise in connection with the exercise; provided, that the Plan Administrator, in its sole discretion, may at any time determine that this Subparagraph (c), to the extent the instructions to the broker call for an immediate sale of the shares, shall not be applicable to any Optionee who is subject to Section 16(b) of the Exchange Act if such transaction would result in a violation of Section 16(b), or is not an employee at the time of exercise.

                 5.6. Withholding Tax Requirement. The Company or any related entity shall have the right to retain and withhold from any payment of cash or Common Stock under this Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving shares of Common Stock to reimburse the Company or a related entity for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company, or related entity, is so reimbursed. In lieu of such withholding or reimbursement, the Company (or related entity) shall have the right to withhold from any other cash amounts due or to become due from the Company (or related entity) to the Optionee an amount equal to such taxes or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld as reimbursement for any such taxes and cancel or sell (in whole or in part) any such shares so withheld on Optionee’s behalf. Alternatively, the Committee may, pursuant to certain procedures that it may establish from time to time, allow the Optionee to elect to have a number of shares, having a market value not less than the amount of such taxes required to be withheld, withheld and delivered to a broker to be sold into the market on the Optionee’s behalf with the proceeds being returned to the Company to reimburse the Company for payment of such taxes.

                 5.7. Nontransferability of Option. Options granted under this Plan and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution; provided, with respect to a non-qualified stock

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option, an Optionee may transfer the option to a revocable trust created by the Optionee for the benefit of his or her descendants, to an immediate family member or to a partnership in which only immediate family members or such trusts are partners. Options under this Plan shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred by this Plan, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred by this Plan shall be null and void. Notwithstanding the foregoing, an Optionee may during the Optionee’s lifetime, designate a person who may exercise the option after the Optionee’s death by giving written notice of such designation to the Plan Administrator. Such designation may be changed from time to time by the Optionee by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation.

                 5.8. Termination of Relationship. If the Optionee’s employment relationship with the Company or any related entity ceases for any reason other than termination for cause, death or permanent and total disability, and unless by its terms the option sooner terminates or expires, then the Optionee may exercise, for a period of three months after such cessation, that portion of the Optionee’s option which is exercisable at the time of such cessation. The Optionee’s option, however, shall terminate at the end of the three month period following such cessation as to all shares of Common Stock that have not been exercised, unless such provision is waived in the agreement evidencing the option or by resolution adopted by the Plan Administrator. If, in the case of an incentive stock option, an Optionee’s relationship with the Company or related entity changes (i.e., from employee to nonemployee, such as a consultant), such change shall constitute a termination of an Optionee’s employment with the Company or related entity and the Optionee’s incentive stock option shall terminate in accordance with this subsection. Upon the expiration of the three month period following cessation of employment, the Plan Administrator shall have sole discretion in a particular circumstance to extend the exercise period following such cessation beyond that specified above. If, however, in the case of an incentive stock option, the Optionee does not exercise the Optionee’s option within three months after cessation of employment, the option will no longer qualify as an incentive stock option under the Code.

                 Upon an Optionee’s termination of employment for cause, all of the optionee’s outstanding (i.e., unexercised) options issued under this Plan shall immediately expire and no longer be available for exercise. For purposes of this Section 5.8, “cause” means the Company or a related entity having cause to terminate an Optionee’s employment or service under any existing employment, consulting or any other agreement between the Optionee and the Company or related entity. In the absence of any such an employment, consulting or other agreement “cause” shall have the same meaning as set forth in subsection 8.1.4 herein.

                 If an Optionee’s relationship with the Company or any related entity ceases because of a permanent and total disability, the Optionee’s option shall not terminate upon such Optionee’s cessation of employment but rather shall expire at the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). In the event of

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such permanent and total disability any incentive stock option held by the Optionee shall continue to be treated as an incentive stock option until its expiration. As used in this Plan, the term “permanent and total disability” has the same meaning provided in Code Section 22(e)(3).

                 For purposes of this subsection 5.8, a transfer of relationship between or among the Company and/or any related entity shall not be deemed to constitute a cessation of relationship with the Company or any of its related entities. For purposes of this subsection 5.8, with respect to incentive stock options, employment shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee’s reemployment rights are guaranteed by statute or by contract.

                 As used in this Plan, the term “related entity,” when referring to a subsidiary, shall mean any business entity (other than the Company) which, at the time of the granting of the option, is in an unbroken chain of entities ending with the Company, if stock or voting interests possessing 50% or more of the total combined voting power of all classes of stock or other ownership interests of each of the entities other than the Company is owned by one of the other entities in such chain. When referring to a parent entity, the term “related entity” shall mean any entity in an unbroken chain of entities ending with the Company if, at the time of the granting of the option, each of the entities other than the Company owns stock or other ownership interests possessing 50% or more of the total combined voting power of all classes of stock (or other ownership interests) in one of the other entities in such chain. In addition, with respect to an incentive stock option, the definition of “related entity” as used in this Plan shall apply by only considering entities that are corporations.

                 5.9. Death of Optionee. If an Optionee dies while he or she has a relationship with the Company or any related entity or dies within the three month period (or 12-month period in the case of totally disabled Optionees) following cessation of such relationship, any option held by such Optionee to the extent that the Optionee would have been entitled to exercise such option, may be exercised within one year after his or her death by the personal representative of his or her estate or by the person or persons to whom the Optionee’s rights under the option shall pass by will or by the applicable laws of descent and distribution.

                 5.10. Status of Shareholder. Neither the Optionee nor any party to which the Optionee’s rights and privileges under the option may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any of the shares issuable upon the exercise of any option granted under this Plan unless and until such option has been exercised.

                 5.11. Modification and Amendment of Option. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her rights or any of the

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obligations of the Company under such option. Except as otherwise provided in this Plan, no outstanding option shall be terminated without the consent of the Optionee. Unless the Optionee agrees otherwise, any changes or adjustments made to outstanding incentive stock options granted under this Plan shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause any incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

                 5.12. Limitation on Value for Incentive Stock Options. As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Optionee during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related entity or a predecessor corporation) exceeds $100,000, those options (or the portion of an option) beyond the $100,000 threshold shall be treated as nonqualified stock options. The previous sentence shall not apply if the Internal Revenue Service publicly rules, issues a private ruling to the Company, any Optionee, or any legatee, personal representative or distributee of an Optionee or issues regulations changing or eliminating such annual limit.

     SECTION 6. Greater Than 10% Shareholders.

                 6.1. Exercise Price and Term of Incentive Stock Options. If incentive stock options are granted under this Plan to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any related entity, the term of such incentive stock options shall not exceed five years and the exercise price shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. This provision shall control notwithstanding any contrary terms contained in an option agreement or any other document.

                 6.2. Attribution Rule. For purposes of subsection 6.1, in determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant which is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock actually issued and outstanding immediately before the grant of the incentive stock option to the employee.

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     SECTION 7. Restricted Stock Awards.

                 7.1. Award of Restricted Stock.

                       7.1.1. The Plan Administrator shall have the authority (1) to grant awards of restricted stock to eligible individuals hereunder, (2) to issue or transfer restricted stock to such individual, and (3) to establish terms, conditions and restrictions applicable to such restricted stock, including the restricted period, which may differ with respect to each Holder, the time or times at which restricted stock shall be granted or become vested and the number of shares to be covered by each grant.

                       7.1.2. The Holder of a restricted stock award shall execute and deliver to the Company an award agreement with respect to the restricted stock setting forth the restrictions applicable to such restricted stock. If the Plan Administrator determines that the restricted stock shall be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (i) an escrow agreement satisfactory to the Plan Administrator, and (ii) the appropriate blank stock powers with respect to the restricted stock covered by such agreements. If a Holder shall fail to execute a restricted stock agreement and, if applicable, an escrow agreement and stock powers, the award shall be null and void. Unless otherwise determined by the Plan Administrator and subject to the restrictions set forth in Section 7.2, the Holder shall generally have the rights and privileges of a stockholder as to such restricted stock, including the right to vote such restricted stock. At the discretion of the Plan Administrator, cash dividends and stock dividends, if any, with respect to the restricted stock may be either currently paid to the Holder or withheld by the Company for the Holder’s account. Unless otherwise determined by the Plan Administrator, no interest will accrue or be paid on the amount of any cash dividends withheld. Unless otherwise determined by the Plan Administrator, cash dividends or stock dividends so withheld by the Plan Administrator shall be subject to forfeiture to the same degree as the shares of restricted stock to which they relate.

                       7.1.3. Upon the award of restricted stock, the Plan Administrator shall cause a stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Plan Administrator. If an escrow arrangement is used, the Plan Administrator shall cause the escrow agent to issue to the Holder a receipt evidencing any stock certificate held by it registered in the name of the Holder.

                 7.2. Restrictions.

                       7.2.1. Restricted stock awarded to a Participant shall be subject to the following restrictions until vested at the expiration of the restricted period, and to such other terms and conditions as may be set forth in the applicable award agreement: (1) if an escrow arrangement is used, the Holder shall not be entitled to delivery of the stock certificate; (2) the shares shall be subject to the restrictions on transferability set forth in the award agreement; (3) the shares shall be subject to forfeiture to the extent provided in Section 7.4 and the award

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agreement and, to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Holder to such shares and as a shareholder shall terminate without further obligation on the part of the Company.

                       7.2.2. The Plan Administrator shall have the authority to remove any or all of the restrictions on the restricted stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the restricted stock award, such action is appropriate.

                 7.3. Restricted Period. The restricted period for the restricted stock, after which the restricted stock shall be vested, fully transferable and no longer subject to forfeiture, shall commence on the date of grant and shall expire from time to time as to that part of the restricted stock indicated in a schedule established by the Plan Administrator and set forth in a written award agreement.

                 7.4. Forfeiture Provisions. Except to the extent determined by the Plan Administrator and reflected in the underlying award agreement, in the event a Holder terminates employment with the Company and all related entities during a restricted period, that portion of the award with respect to which restrictions have not expired (“Non-Vested Portion”) shall be immediately forfeited to the Company.

                 7.5. Delivery of Restricted Stock. Subject to Section 7.7 below, upon the expiration of the restricted period with respect to any shares of Common Stock covered by a restricted stock award, the restrictions set forth in Section 7.2 and the award agreement and the forfeiture provisions set forth in Section 7.4 shall be of no further force or effect with respect to shares of restricted stock which have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or his beneficiary, without charge, the stock certificate evidencing the shares of restricted stock which have not then been forfeited and with respect to which the restricted period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Holder’s account with respect to such restricted stock and the interest thereon, if any.

                 7.6. Stock Restrictions. Each certificate representing restricted stock awarded under the Plan shall bear the following legend until the end of the restricted period with respect to such stock:

“Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of , between XO Communications, Inc. and . A copy of such Agreement is on file at the offices of XO Communications, Inc.”

Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.

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            7.7. Withholding Tax Requirement. The Company or any related entity shall have the right to retain and withhold from any distribution of Common Stock under this Plan, and sell, the number of shares having an equal value to the amount of taxes required by any government to be withheld or otherwise deducted and paid by the Company with respect to such distribution and cancel (in whole or in part) any such shares so withheld on Holder’s behalf. At its discretion, the Company may require a Holder receiving shares of Common Stock to reimburse the Company or a related entity for any such taxes required to be paid and may suspend any distribution in whole or in part until the Company, or related entity, is so reimbursed. In lieu of such withholding or reimbursement, the Company (or related entity) shall have the right to withhold from any other cash amounts due or to become due from the Company (or related entity) to the Holder an amount equal to such taxes. Moreover, the Company, in its sole discretion, may cancel and cause the complete forfeiture of any award hereunder with respect to which the recipient does not reimburse the Company, within a reasonable period of time (as determined by the Company), for any taxes required to be paid by the Company to any such government. To the extent the Company chooses to cancel any award for the failure to timely reimburse the Company for any taxes required to be paid by the Company, such award and any dividends or other attributes associated therewith shall be fully forfeited to the Company and the recipient shall have no further rights or interest in such award. Alternatively, the Committee may, pursuant to certain procedures that it may establish from time to time, allow the Holder to elect to have a number of shares, having a market value not less than the amount of such taxes required to be withheld, withheld and delivered to a broker to be sold into the market on the Holder’s behalf with the proceeds being returned to the Company to reimburse the Company for payment of such taxes.

     SECTION 8. Adjustments Upon Changes in Capitalization. The aggregate number and class of shares for which awards may be granted under this Plan, the number and class of shares covered by each outstanding award and the exercise price per share thereof (but not the total price), and each such award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

                 8.1. Effect of Liquidation, Reorganization or Change in Control.

                       8.1.1. Cash, Stock or Other Property for Stock. Except as provided in subsection 8.1.2, upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option and any Non-Vested Portion of a restricted stock award granted under this Plan shall terminate. Notwithstanding the foregoing, the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise such option

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in whole or in part, to the extent the vesting requirements set forth in this Plan have been satisfied, unless stated otherwise in the Optionee’s individual option agreement.

                       8.1.2. Conversion of Options on Stock for Stock Exchange. If the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock in any transaction involving a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation or reorganization (other than a mere reincorporation or the creation of a holding company), all options granted under this Plan shall be converted into options to purchase shares of Exchange Stock and any Non-Vested Portion of any restricted stock award will be converted into the right to acquire similarly restricted shares of Exchange Stock upon the surrender of such restricted stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options or restricted stock granted under this Plan shall not be converted into options to purchase or rights to acquire shares of Exchange Stock, but instead shall terminate in accordance with the provisions of subsection 8.1.1. The amount and price of converted options and the number of shares of restricted stock subject to an award shall be determined by adjusting the amount and price of the options granted under this Plan in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. Unless accelerated by the Board, the vesting schedule set forth in the option and restricted stock agreements and the restrictions and forfeiture provisions shall continue to apply for the Exchange Stock.

                       8.1.3. Change in Control.

(a) In the event of an “Acceleration Change in Control”, as defined in Section 8.1.4 below, of the Company, except as provided in Section 8.1.3(b) or unless otherwise determined by the Board prior to the occurrence of such a Acceleration Change in Control, any shares of restricted stock and options or portions of such options outstanding as of the date such an Acceleration Change in Control is determined to have occurred that are not yet fully vested shall NOT become fully vested merely by the occurrence of an Acceleration Change in Control.

(b) Each option and share of restricted stock granted under the Plan shall provide that, unless otherwise expressly determined in a resolution duly adopted by the Board on the date of grant or such later date on which the Board may ratify such grant, such option and each such share of restricted stock shall (1) if the Optionee or Holder is a Nonaffiliate Director, immediately become fully vested and exercisable and no longer subject to any applicable restrictions or forfeiture provisions, as applicable, upon the occurrence of an Acceleration Change of Control of the Company or (2) if the Optionee or Holder is recognized by the Company or any of the related entities as a regular full time employee who is subject to U.S. income tax withholding or similar tax law of a foreign

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country, immediately become fully vested and exercisable and no longer subject to any applicable restrictions or forfeiture provisions, as applicable, upon the termination of the Optionee’s or Holder’s employment by the Company or any of the related entities without Cause during the Accelerated Vesting Period or, in the case of an Optionee or Holder who is an Executive, upon the termination of the Optionee’s or Holder’s employment by the Optionee or Holder for Good Reason during the Accelerated Vesting Period.

                       8.1.4. Definitions. For purposes of Section 8.1.3, the following defined terms shall have the following meanings:

                 “Acceleration Change of Control” shall mean the occurrence of any of the following events:

(A)	The Company is merged or consolidated or reorganized into or with another company or other legal entity and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such company or person immediately after such transaction is held directly or indirectly in the aggregate by the holders of voting securities of the Company immediately prior to such sale or transfer, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights;

(B)	The Company sells or otherwise transfers all or substantially all of its assets to any other company or other legal entity, and as a result of such sale or other transfer of assets, less than a majority of the combined voting power of the then-outstanding securities of such company or person immediately after such sale or transfer is held directly or indirectly in the aggregate by the holders of voting securities of the Company immediately prior to such sale or transfer, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights;

(C)	There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than a Permitted Holder (as that term is defined below), has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the voting securities of the Company, including voting securities issuable upon exercise or conversion of options, warrants or other securities or rights;

(D)	The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in

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response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

(E)	Notwithstanding the foregoing provisions of subparagraphs (C) and (D) hereof, an “Acceleration Change of Control” shall not be deemed to have occurred solely because (x) the Company, (y) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (z) any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of voting securities, whether in excess of 50% or otherwise, or because the Company reports that a change of control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership;

                 “Accelerated Vesting Period” means the period beginning on the effective date of an Acceleration Change of Control and ending on the first anniversary of such effective date.

                 “Cause” means (i) the conviction of a felony involving an intentional act of fraud, embezzlement or theft in connection with one’s duties or otherwise in the course of one’s employment with an Employer, (ii) the intentional and wrongful damaging of property, contractual interests or business relationships of an Employer, (iii) the intentional and wrongful disclosure of secret processes or confidential information of an Employer in violation of an agreement with or a policy of an Employer, or (iv) intentional conduct contrary to an Employer’s announced policies or practices (including those contained in the Corporation’s Employee Handbook) where either:

(A)	the nature and/or severity of the conduct or its consequences typically would have resulted in immediate termination based on the Corporation’s established employee termination or disciplinary practices in place on the Reference Date; or

(B)	the employee has been provided with written notice detailing the relevant policy or practice and the nature of the objectionable conduct or other violation, and within 20 business days of the receipt of such notice the employee has not remedied the violation or ceased to engage in the objectionable conduct.

                 “Executive” means any individual employed by the Company or any of the related entities in a position having a salary grade of EX3, EX2, EX1A or EX1B(adjusted as appropriate for any changes to the Company’s system of classifying its employees by salary grades implemented subsequent to the effective date of the Plan).

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                 “Good Reason” means that an Executive shall have made a good faith determination that one or more of the following has occurred:

(i)	any significant and adverse change in the Executive’s duties, responsibilities and authority, as compared in each case to the corresponding circumstances in place on the Reference Date;

(ii)	a relocation of the Executive’s principal work location as established on the Reference Date to a location that is more than 30 miles away from such location;

(iii)	a reduction in the Executive’s salary or target bonus percentage attributable to the Executive’s grade level within the Company or such other target bonus percentage as specified in any relevant employment or bonus agreement between the Company and the Executive that is not in either case agreed to by the Executive, or any other significant adverse financial consequences associated with the Executive’s employment as compared to the corresponding circumstances in place on the Reference Date; or

(iv)	a breach by any Employer of its obligations under any agreement to which the Employer and the Executive are parties that is not cured within 20 business days following the Employer’s receipt of a written notice from the Executive specifying the particulars of such breach in reasonable detail.

                 "Icahn Family” means and includes: (i) Carl C. Icahn, his spouse, and his children; (ii) the current and former spouses of any person described in clause (i) of this definition; and (iii) the ancestors, siblings and descendants, whether by blood, marriage or adoption, of any person described in clause (i) or (ii) of this definition.

                 “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

                 “Nonaffiliate Director” means a person who (i) is serving (or who has been elected or appointed and has agreed to serve) as a member of the Board, (ii) is not an officer or employee of the Company or any of the related entities or a beneficial owner of 10 percent or more of the outstanding common stock of the Company and (iii) was not elected or appointed as a member of the Board pursuant to or in connection with any contractual or other commitment on the part of the Company to cause such person to be elected or appointed, or to nominate or otherwise advance such person for election or appointment, as a member of the Board.

                 "Permitted Holder” means and includes: (i) any member of the Icahn Family; (ii) any conservatorship, custodianship, or decedent’s estate of any member of the Icahn Family, (iii)

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any trust established for the benefit of any Person described in clause (i) or (ii) of this definition; and (iv) any corporation, limited liability company, partnership, or other entity, the controlling equity interests in which are held by or for the benefit of any one or more persons described in clause (i), (ii), or (iii) of this definition; and (v) any foundation or charitable organization established by a member of the Icahn Family, and having at least one director, trustee, or member who is a member of the Icahn Family.

                 “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities

                 “Reference Date” means the day before the effective date of any Acceleration Change of Control of the Company.

                 8.2. Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

                 8.3. Determination of Board to Be Final. All Section 8 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent of such adjustments, shall be final, binding and conclusive. Unless an Optionee agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause his or her incentive stock option issued under this Plan to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).

                 8.4. Adjustment/Acceleration not Applicable to Chapter 11 Reorganization. The adjustments, vesting acceleration and any other rights or requirements under this Section 8 shall not apply to the Company’s reorganization under chapter 11 of the Bankruptcy Code presided over by the United States Bankruptcy Court for the Southern District of New York or the Company’s successful emergence from chapter 11 or any other transaction consummated in connection with such reorganization or emergence.

     SECTION 9. Securities Regulation. Shares shall not be issued with respect to an award granted under this Plan unless the exercise of such award and the issuance and delivery of such shares pursuant to such award shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares under this Plan. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares under this Plan or the unavailability of an exemption from registration for the issuance and sale

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of any shares under this Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

                 As a condition to the distribution of shares of Common Stock pursuant to an award, the Company may require the recipient to represent and warrant at the time of any such distribution that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Optionees or Holders as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK HEREUNDER.

                 Should any of the Company’s capital stock of the same class as the stock subject to options or restricted stock granted under this Plan be listed on a national securities exchange, all stock issued under this Plan if not previously listed on such exchange shall be authorized by that exchange for listing on such exchange prior to the issuance of such stock.

     SECTION 10. Amendment and Termination.

                 10.1. Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that except as set forth in Section 8, the approval of the Company’s stockholders is necessary within 12 months before or after the adoption by the Board of any amendment which will:

                       (a) increase the number of shares which are to be reserved for the issuance of options under this Plan;

                       (b) permit the granting of stock options to a class of persons other than those presently permitted to receive stock options under this Plan; or

                       (c) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act.

                 Any amendment to this Plan that would constitute a “modification” to incentive stock options outstanding on the date of such amendment shall not be applicable to outstanding incentive stock options, but shall have prospective effect only, unless individual Optionees agree otherwise.

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                 10.2. Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the earlier of (a) the date on which this Plan is adopted by the Board or (b) the date on which this Plan is approved by the stockholders of the Company. No award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the award holder, alter or impair any rights or obligations under any award previously granted under this Plan.

     SECTION 11. Continuation of Employment. Nothing in this Plan or in any award granted pursuant to this Plan shall confer upon any Optionee or Holder any right to continue in the employ of the Company or of a related entity, or to interfere in any way with the right of the Company or of any related entity to terminate his or her employment or other relationship with the Company or a related entity at any time

     SECTION 12. Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the Company’s stockholders any time within 12 months before or after the adoption of this Plan.

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